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                                                                    EXHIBIT 99.1

HP CONFIRMS DISCUSSIONS REGARDING POSSIBLE ACQUISITION OF
PRICEWATERHOUSECOOPERS' CONSULTING BUSINESS

         PALO ALTO, Calif.--Sept. 11, 2000--Hewlett-Packard Company today confirmed published reports that it is in discussions with PricewaterhouseCoopers with respect to a possible acquisition of PwC's global management and information technology consulting practice.

         HP's overall business strategy is to invent useful customer solutions at the intersection of e-services, information appliances and an always-on Internet infrastructure. Consistent with this strategy, HP has been strengthening its professional services capabilities to provide customers with comprehensive technology solutions as they transform their businesses. The acquisition of the PwC consulting practice would complement HP's offerings by further strengthening the linkage between business process transformation and technology implementation.

         Terms of the transaction have not been agreed upon, and significant issues remain to be resolved, but the parties are contemplating a cash-and-stock acquisition at a price in the $17 billion to $18 billion range. The combination is expected to be accretive to HP's current 15 percent revenue growth guidance and mildly dilutive to its cash earnings per share (EPS) in fiscal year 2001 and approximately neutral to cash EPS in fiscal year 2002, the first full fiscal year of operations.

         PricewaterhouseCoopers are HP's independent accountants, and, as the parties proceed with a transaction, it is expected that the audit engagement will be terminated in light of auditor independence requirements.

         HP said there can be no assurances that discussions with PwC will result in any transaction or on what terms a transaction may take place.

         About HP

         Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an Internet infrastructure that's always on.

         HP has 86,000 employees worldwide and had total revenue from continuing operations of $42.4 billion in its 1999 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

         This news release contains forward-looking statements that involve risks, uncertainties and assumptions. The words "expect," "guidance" and similar expressions may identify forward-looking statements. These risks include the possibility that HP and PwC may not consummate the

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acquisition; the challenge of integrating the PwC and HP consulting businesses;
the possibility that the combined businesses may fail to achieve desired synergies and that, after the acquisition, HP as a whole and the consulting business on its own may fail to achieve revenue and profit expectations; the difficulty for HP of transitioning to new independent accountants; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 1999, and subsequently filed quarterly reports. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, HP's results could differ materially from HP's expectations in these statements. HP does not intend to update these forward-looking statements.




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